EXHIBIT 99.1

Oil States Announces Fourth Quarter Earnings of $1.72 Per Share, Up 83% From the Prior Year

HOUSTON, Feb. 16, 2012 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended December 31, 2011 of $94.3 million, or $1.72 per diluted share, compared to $50.6 million, or $0.94 per diluted share, in the fourth quarter of 2010 before acquisition related transaction costs totaling $6.3 million.

The Company generated revenues of $995.8 million and EBITDA of $205.7 million during the fourth quarter of 2011 compared to revenues of $696.8 million and EBITDA of $99.4 million in the fourth quarter of 2010 (EBITDA(A) defined as net income plus interest, taxes, depreciation and amortization). The 43% increase in revenues and 107% increase in EBITDA were primarily due to improved earnings from each of the Company's business segments driven by increased global activity in the energy industry and earnings from acquisitions closed in the fourth quarter of 2010 which collectively contributed approximately $79 million of revenues and $41 million of EBITDA. Consolidated operating income more than doubled to $153.1 million in the current quarter, up from $67.6 million in the fourth quarter of 2010, and EBITDA margins improved to 21% in the fourth quarter of 2011 up from 14% a year ago.

Cindy B. Taylor, Oil States' President and Chief Executive Officer commented, "We reported record results for the fourth quarter and full year 2011 due to strong activity levels across all of our business segments, allowing us to pursue several organic growth initiatives during the year. The acquisitions that we closed in the fourth quarter of 2010 provided the Company with exposure to new markets and new growth platforms that contributed significantly to our results."

Mrs. Taylor continued, "We have successfully grown our accommodations segment with year-end lodge and village room counts up 4,588 rooms, or 36%, from year-end 2010 room counts. We look forward to continued organic expansion in Canada, Australia, and in the U.S. shale plays. Growth in the North American accommodations market will be facilitated by our new accommodations manufacturing facility in Colorado."

"Our well site services business saw minimal impacts related to holiday downtime during the fourth quarter, as complex completions in the active shale plays generated increased demand and pricing for our equipment and services. Our offshore products segment generated record quarterly revenues, EBITDA and EBITDA margin percentage coupled with strong order flow during the fourth quarter resulting in a new record backlog level at December 31, 2011 of $535 million. We are optimistic that this trend of strong global deepwater spending will continue in 2012."

The Company recognized an effective tax rate of 31.2% in the fourth quarter of 2011 bringing the annualized effective rate for 2011 to 28.9%. The higher effective tax rate in the fourth quarter of 2011 was primarily due to higher U.S. state taxes. The Company invested $116.3 million in capital expenditures during the fourth quarter of 2011 related to the ongoing expansion of its accommodations business in Australia, Canada, and the U.S. along with additional rental equipment deployed to service the active U.S. shale plays.

For the year ended December 31, 2011, the Company reported revenues of $3.5 billion, EBITDA of $698.1 million and net income of $322.5 million, or $5.86 per diluted share. For the full year 2010, the Company reported revenues of $2.4 billion, EBITDA of $379.8 million and net income of $168.0 million, or $3.19 per diluted share. Included in the 2010 results was $7.0 million ($0.14 per diluted share after-tax) of transaction related expenses. For the full year, the Company spent $487 million in capital expenditures, compared to $182 million of capital expenditures in 2010. The year-over-year increase in capital expenditures was primarily due to the organic expansion of the Canadian and Australian accommodations businesses.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the fourth quarter of 2011 to the results from the fourth quarter of 2010.)

Accommodations

Accommodations generated revenues of $236.9 million and EBITDA of $102.5 million for the fourth quarter of 2011 compared to revenues and EBITDA of $142.5 million and $47.6 million, respectively, in the fourth quarter of 2010. Accommodations revenues increased 66% and EBITDA increased 115% year-over-year primarily due to contributions from The MAC and Mountain West acquisitions which closed during the fourth quarter of 2010 in addition to a 33% increase in average available rooms and higher RevPAR year-over-year at the Company's oil sands lodges.

Well Site Services

Well site services generated revenues of $186.8 million and EBITDA of $58.6 million in the fourth quarter of 2011 compared to revenues and EBITDA of $139.3 million and $36.8 million, respectively, in the fourth quarter of 2010. Revenues increased 34% and EBITDA increased 59% year-over-year primarily due to higher revenues and margins in the rental tools business aided by the addition of new equipment deployed in the active shale basins. Revenues and EBITDA from the rental tools business improved 35% and 77% year-over-year, respectively, due to service intensity driven by increases in drilling and completion activity, which was particularly strong in the Bakken, Eagle Ford, Marcellus and the Permian Basin regions. Service tickets increased 14% year-over-year and revenue per ticket increased 18% year-over-year, favoring our higher specification equipment. Higher activity also led to improved cost absorption.

Offshore Products

Offshore products generated revenues and EBITDA of $186.1 million and $37.5 million, respectively, in the fourth quarter of 2011 compared to revenues and EBITDA of $117.6 million and $20.5 million, respectively, in the fourth quarter of 2010. Revenues and EBITDA increased 58% and 83% year-over-year, respectively, primarily due to an improved mix of production equipment and connector products sales, coupled with improved project execution and service activity. Backlog reached a new record level with $535 million reported at December 31, 2011 compared to $514 million reported at September 30, 2011 and $354 million reported at December 31, 2010. Significant awards during the quarter included a major pipeline connector order in Brazil, tendon bearings for Guara Lula, also in Brazil, several crane orders and additional production equipment for a TLP in the Gulf of Mexico.

Tubular Services

Tubular services generated revenues of $386.0 million and EBITDA of $17.3 million during the fourth quarter of 2011 compared to revenues of $297.4 million and EBITDA of $8.9 million in the fourth quarter of 2010. Revenues and EBITDA improved 30% and 94% year-over-year, respectively, primarily due to the 26% year-over-year increase in OCTG shipments, which exceeded the 19% year-over-year increase in U.S. drilling activity. Gross margin as a percent of revenues in the fourth quarter of 2011 increased to 5.6% from 4.2% in the fourth quarter of 2010 primarily due to product mix and industry pricing. The Company's OCTG inventory increased 12% sequentially to $420.5 million at December 31, 2011 based on strong customer demand going into 2012.

Oil States International, Inc. is a diversified oilfield services company with recently added exposure to the mining industry through The MAC acquisition. Oil States is a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian mining regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion-related rental tools, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2010 filed by Oil States with the SEC on February 22, 2011 and the "Risk Factors" section of the Form 10-Q for the three months ended September 30, 2011 filed by Oil States with the SEC on November 4, 2011.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Revenues	$995,801	$696,759	$3,479,180	$2,411,984
Costs and expenses:
Cost of sales and services	742,236	549,699	2,599,267	1,874,294
Selling, general and administrative expenses	50,532	41,386	182,434	150,865
Depreciation and amortization expense	50,828	32,114	188,147	124,202
Other operating expense /(income)	(915)	5,926	1,809	7,041
Operating income	153,120	67,634	507,523	255,582

Interest expense	(17,966)	(5,769)	(57,506)	(16,274)
Interest income	278	436	1,700	751
Equity in earnings (loss) of unconsolidated affiliates	(11)	95	(163)	239
Other income / (expense)	1,998	(258)	3,515	330
Income before income taxes	137,419	62,138	455,069	240,628
Income tax (expense)/benefit	(42,890)	(18,035)	(131,647)	(72,023)
Net income	94,529	44,103	323,422	168,605
Less: Net income attributable to noncontrolling interest	247	151	969	587
Net income attributable to Oil States International, Inc.	$94,282	$43,952	$322,453	$168,018

Net income per share
Basic	$1.84	$0.87	$6.30	$3.34
Diluted	$1.72	$0.82	$5.86	$3.19

Weighted average number of common shares outstanding
Basic	51,222	50,626	51,163	50,238
Diluted	54,946	53,888	55,007	52,700

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Amounts)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$ 71,721	$ 96,350
Accounts receivable, net	732,240	478,739
Inventories, net	653,698	501,435
Prepaid expenses and other current assets	32,000	23,480
Total current assets	1,489,659	1,100,004

Property, plant and equipment, net	1,557,088	1,252,657
Goodwill, net	467,450	475,222
Other intangible assets, net	127,602	139,421
Other noncurrent assets	61,842	48,695
Total assets	$ 3,703,641	$ 3,015,999

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$ 348,957	$ 304,739
Income taxes	10,395	4,604
Current portion of long-term debt and capitalized leases	34,435	181,175
Deferred revenue	75,497	60,847
Other current liabilities	5,665	2,810
Total current liabilities	474,949	554,175

Long-term debt and capitalized leases (B)	1,142,505	731,732
Deferred income taxes	97,377	81,198
Other noncurrent liabilities	25,538	19,961
Total liabilities	1,740,369	1,387,066

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 54,803,539 shares and 54,108,011 shares issued, respectively, and 51,288,750 shares and 50,838,863 shares outstanding, respectively	548	541
Additional paid-in capital	545,730	508,429
Retained earnings	1,450,586	1,128,133
Accumulated other comprehensive income	74,371	84,549
Common stock held in treasury at cost, 3,514,789 and 3,269,148 shares, respectively	(109,079)	(93,746)
Total Oil States International, Inc. stockholders' equity	1,962,156	1,627,906
Noncontrolling interest	1,116	1,027
Total stockholders' equity	1,963,272	1,628,933
Total liabilities and stockholders' equity	$ 3,703,641	$ 3,015,999

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income	$ 323,422	$ 168,605
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	188,147	124,202
Deferred income tax provision (benefit)	27,075	20,590
Excess tax benefits from share-based payment arrangements	(8,583)	(4,029)
Loss on impairment of goodwill	--	--
Non-cash compensation charge	14,565	12,620
Accretion of debt discount	7,786	7,249
Amortization of deferred financing costs	6,497	1,703
Other, net	(2,654)	(52)
Changes in operating assets and liabilities, net of effect from acquired businesses:
Accounts receivable	(260,186)	(61,835)
Inventories	(154,290)	(75,416)
Accounts payable and accrued liabilities	47,610	82,032
Taxes payable	24,789	(22,468)
Other current assets and liabilities, net	1,735	(22,279)
Net cash flows provided by operating activities	215,913	230,922
Cash flows from investing activities:
Capital expenditures, including capitalized interest	(487,482)	(182,207)
Acquisitions of businesses, net of cash acquired	(2,412)	(709,575)
Proceeds from sale of buildings and equipment	5,949	2,734
Other, net	(5,010)	(632)
Net cash flows used in investing activities	(488,955)	(889,680)
Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	(316,736)	347,129
6 1/2 % senior notes issued	600,000	--
Term loan borrowings (repayments)	(14,972)	300,955
Debt and capital lease repayments	(2,529)	(487)
Issuance of common stock from share based payment arrangements	14,154	23,361
Purchase of treasury stock	(12,632)	--
Excess tax benefits from share based payment arrangements	8,583	4,029
Payment of financing costs	(13,464)	(24,548)
Other, net	(4,516)	(1,407)
Net cash flows provided by (used in) financing activities	257,888	649,032
Effect of exchange rate changes on cash	(9,332)	16,477
Net increase (decrease) in cash and cash equivalents from continuing operations continuing operations	(24,486)	6,751
Net cash used in discontinued operations – operating activities	(143)	(143)
Cash and cash equivalents, beginning of year	96,350	89,742

Cash and cash equivalents, end of year	$ 71,721	$ 96,350

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

SEGMENT DATA
(In Thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Revenues
Rental tools	$140,535	$104,476	$487,941	$342,953
Drilling services	46,250	34,807	165,903	133,214
Well site services	186,785	139,283	653,844	476,167
Accommodations	236,876	142,481	864,701	537,690
Offshore products	186,111	117,588	585,818	428,963
Tubular services	386,029	297,407	1,374,817	969,164
Total revenues	$995,801	$696,759	$3,479,180	$2,411,984

EBITDA (A)
Rental tools	$49,659	$28,121	$162,537	$88,097
Drilling services	8,944	8,641	40,686	25,464

Well site services	58,603	36,762	203,223	113,561
Accommodations	102,516	47,590	361,156	196,022
Offshore products	37,505	20,484	107,376	72,120
Tubular services	17,271	8,925	67,283	37,701
Corporate and eliminations	(10,207)	(14,327)	(40,985)	(39,638)
Total EBITDA	$205,688	$99,434	$698,053	$379,766

Operating income / (loss)
Rental tools	$38,416	$18,108	$120,849	$47,326
Drilling services	3,816	3,141	20,394	576

Well site services	42,232	21,249	141,243	47,902
Accommodations	70,525	35,069	248,977	151,417
Offshore products	34,292	17,386	94,666	60,664
Tubular services	16,486	8,427	64,422	35,941
Corporate and eliminations	(10,415)	(14,497)	(41,785)	(40,342)
Total operating income	$153,120	$67,634	$507,523	$255,582

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

ADDITIONAL QUARTERLY SEGMENT AND OPERATING DATA
(unaudited)

	Three Months Ended December 31,
	2011	2010

Supplemental operating data

Lodge/village revenues ($ in thousands)	$171,355	$80,171
Other accommodations revenues ($ in thousands)	65,521	62,310
Total accommodations revenues ($ in thousands)	$236,876	$142,481

Average available lodge/village rooms	17,069	7,516
Lodge/village revenues per available room	$109	$116

Offshore products backlog ($ in millions)	$535.2	$353.7

Rental tool job tickets	12,858	11,298
Average revenue per ticket ($ in thousands)	$10.9	$9.2

Tubular services operating data
Shipments (tons in thousands)	189.0	148.4
Quarter end inventory ($ in millions)	$420.5	$332.7

Land drilling operating statistics
Average rigs available	34	36
Utilization	86.4%	71.4%
Implied day rate ($ in thousands per day)	$17.1	$14.7
Implied daily cash margin ($ in thousands per day)	$3.6	$4.0

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In Thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net income / (loss)	$94,282	$43,952	$322,453	$168,018
Income tax provision	42,890	18,035	131,647	72,023
Depreciation and amortization	50,828	32,114	188,147	124,202
Interest income	(278)	(436)	(1,700)	(751)
Interest expense	17,966	5,769	57,506	16,274
EBITDA	$205,688	$99,434	$698,053	$379,766

(B) As of December 31, 2011, the Company had approximately $769 million available under its credit facilities.
CONTACT: Bradley J. Dodson
         Oil States International, Inc.
         713-652-0582